As filed with the Securities and Exchange Commission on June 8, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZILA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	86-0619668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5227 North 7th Street,
Phoenix, Arizona 85014-2800
(602) 266-6700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Douglas D. Burkett, Ph.D.
Chairman of the Board, President and
Chief Executive Officer
Zila, Inc.
5227 North 7th Street,
Phoenix, Arizona 85014-2800
(602) 266-6700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Michael M. Donahey
Snell & Wilmer L.L.P
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Price per Share(3)	Price(3)	Fee(3)
Common Stock, $0.001 par value, issuable upon exercise of warrant(2)	1,200,000	$3.14	$3,768,000	$403

(1)	Pursuant to Rule 415 of the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also registers such additional shares of common stock of the registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)	Represents 1,200,000 shares of our common stock issuable upon the exercise of a warrant issued by us on March 24, 2006. Pursuant to Rule 416 under the Securities Act, we are also hereby registering such additional indeterminate number of shares of our common stock as may become issuable pursuant to the antidilution provisions of the warrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act by which the price per share may be estimated by reference to the exercise price of the underlying securities in the warrant.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 8, 2006
PRELIMINARY PROSPECTUS
1,200,000 Shares
Common Stock
     This prospectus relates solely to the offer and resale by BDC Finance, L.L.C. (the entity listed under the section entitled “Selling Stockholder” in this prospectus) of up to 1,200,000 shares of our common stock that we may issue to BDC Finance, L.L.C. (“BDC”) pursuant to the exercise of the amended and restated warrant (the “Warrant”) dated June 6, 2006, originally issued to Black Diamond Commercial Finance, L.L.C., an affiliate of BDC, on March 24, 2006 through a private placement exempt from registration under the Securities Act. The Warrant entitles BDC to purchase 1,200,000 shares of our common stock at an initial exercise price of $3.14 per share. The Warrant expires on March 24, 2011 and is subject to anti-dilution provisions.
     The selling stockholder may offer the shares from time to time as the selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 11. The prices at which the selling stockholder may sell the shares may be determined by the prevailing market price for the shares at the time of sale or may be determined through negotiated transactions with third parties.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholder. However, in the event that the Warrant is exercised by the payment of cash by the selling stockholder, we would receive the exercise price of the Warrant, which is currently $3.14 per share. The selling stockholder will only receive proceeds from the sale of the shares if, and to the extent that, it exercises the Warrant. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
     Our common stock is quoted on The Nasdaq National Market under the symbol “ZILA.” The last reported sale price for our common stock on June 7, 2006 was $3.42 per share.
     Investment in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus.
     Neither the Securities and Exchange Commission, any state securities commission, nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June   , 2006.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information. The selling stockholder is not offering to sell, and seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     Unless the context otherwise requires, references to “Zila,” “we,” “us,” “our” or the “company” in this prospectus mean Zila, Inc. together with its wholly owned direct subsidiaries.
     Zila and our logo, used alone and with the mark Zila, are our registered service marks and trademarks.
WHERE YOU CAN FIND MORE INFORMATION
     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities & Exchange Commission (the “SEC”). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.
     You can request copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 100 F. Street, N.E., Room 1580, Washington D.C. 20549-0102 or by telephone at 1-800-SEC-0330. You may obtain information on the operation of the Public Reference Room and the Office of Investor Education and Assistance by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC’s Internet site (http://www.sec.gov).
     You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing, or telephoning us at the following address, e-mail address or phone number:
Zila, Inc.
5227 N. 7th Street
Phoenix, AZ 85014-2800
investor@zila.com
(602) 266-6700

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until we have sold all the securities to which this prospectus relates or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
     We incorporate by reference into this prospectus the following documents:
•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2005 filed with the SEC on October 12, 2005;

•	our Quarterly Reports on Form 10-Q for the quarter ended April 30, 2006, filed with the SEC on June 8, 2006, for the quarter ended January 31, 2006, filed with the SEC on March 13, 2006, and for the quarter ended October 31, 2005, filed with the SEC on December 8, 2005;

•	our Current Reports on Form 8-K filed with the SEC on March 30, 2006, February 2, 2006, December 20, 2005, November 10, 2005, November 2, 2005, and October 21, 2005 and on Form 8-K/A filed with the SEC on May 26, 2006;

•	our Proxy Statement on Schedule 14A filed with the SEC on November 7, 2005; and

•	the description of the Common Stock contained in the our Registration of Certain Classes of Securities on Form 8-A dated March 1, 1989.

ii

FORWARD-LOOKING STATEMENTS
     This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act . Our business, financial condition or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.
     You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
PRINCIPAL EXECUTIVE OFFICE
     Our headquarters are located at 5227 North 7th Street, Phoenix, Arizona 85014 and our telephone number is (602) 266-6700.

iii

PROSPECTUS SUMMARY
     The following summary includes basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and our common stock being sold in this offering, you should read this entire prospectus carefully, including the risks of investing discussed under the section entitled “Risk Factors” and the information we have incorporated by reference into this prospectus by reference.
Zila, Inc.
     Zila, Inc. is an innovator in preventive healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila, Inc. is a holding company that conducts its business operations through three Business Units: Nutraceuticals, Pharmaceuticals and Biotechnology.
     The Nutraceuticals Business Unit (“Nutraceuticals”) manufactures and markets Ester-C®, a patented, branded, highly effective form of vitamin C sold by us into 20 countries around the world, and Ester-E®, a proprietary, branded, enhanced form of vitamin E whose first commercial shipments commenced in May 2004 in the United States. The Nutraceuticals Business Unit previously included Oxycal Laboratories, Inc., an Arizona corporation (“Oxycal”), and its subsidiary, Zila Nutraceuticals, Inc., also an Arizona corporation. In January 2005, Oxycal was merged with its subsidiary and was renamed Zila Nutraceuticals, Inc.
     The Pharmaceuticals Business Unit includes the ViziLite® chemiluminescent disposable light product, and the adjunct product ViziLite® Plus with T-Blue630tm , for the illumination and marking of oral mucosal abnormalities, Peridex® prescription periodontal rinse, and the plastic molded products of Zila Swab Technologies, Inc., an Arizona corporation dba Innovative® Swab Technologies (“IST”). The Zilactin® family of over-the-counter products was sold in June 2005. The Pharmaceuticals Business Unit includes Zila Pharmaceuticals, Inc., a Nevada corporation, IST, and Zila Limited, a United Kingdom company.
     The Biotechnology Business Unit is our research, development and licensing division specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies and manages the OraTest® product, an oral cancer diagnostic system. The Biotechnology Business Unit includes: Zila Biotechnology, Inc., an Arizona corporation; and Zila Technical, Inc., an Arizona corporation.

The Offering

Common Stock offered by the selling stockholder	1,200,000 shares

Common stock to be outstanding after this offering (1)	47,165,002 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock in this offering.

Nasdaq National Market symbol	ZILA

(1)	The number of shares to be outstanding after this offering is based on the number of shares outstanding as of May 31, 2006 of 45,965,002, plus the shares issued in connection with the exercising of the Warrant by the selling stockholder.

RISK FACTORS
     You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Trends, Risks and Uncertainties Related to Our Business
Obtaining regulatory approvals for our products is costly and full of uncertainty.
     The rigorous clinical testing and extensive regulatory approval process mandated by the U.S. Food and Drug Administration (“FDA”) and equivalent foreign authorities before we can market any new drug, device or product can take a number of years and require the expenditure of substantial resources. Obtaining such approvals and completing such testing is a costly and time-consuming process, and approval may not ultimately be obtained. The length of the FDA regulatory process and review period varies considerably, as does the amount of data required to demonstrate the safety and efficacy of a specific product. If the compounds in testing are modified or optimized or if certain results are obtained, it may extend the testing process. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application, new dietary ingredient notification or product license application. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures we will obtain regulatory approval for any products we develop.
     A marketed product, its manufacturer and its manufacturing facilities are also subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, potentially including withdrawal of the product from the market which would adversely affect our operations and financial condition.
We may be unable to obtain FDA approval, or to establish a market, for OraTest® in the United States.
     We are seeking FDA approval for OraTest® and are conducting a phase III clinical trial to include in an amended New Drug Application. We have made a significant financial investment to obtain FDA approval of the OraTest® product, to build our manufacturing facility and to prepare for the introduction of OraTest® in the United States market. There can be no assurance that the FDA will issue a final approval of the OraTest® product, and the failure of the FDA to approve OraTest® would make it impossible for us to recoup our investment through sales of the OraTest® products in the United States. The failure of the FDA to finally approve the OraTest® product would have a material adverse effect on our results of operations. If regulatory approval is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, the FDA may require post-marketing reporting, and may require surveillance programs to monitor the usage or side effects of the product.
     If FDA approval of the OraTest® product is received, we must establish a marketing and sales force with technical expertise to market directly to the dental profession or we must obtain the assistance of a company or a distributor with a sales force. There is no assurance that we will be successful in gaining market acceptance of the OraTest® product.
     Based on recent evaluations of the anticipated scope of the regulatory program, we believe that our current cash and cash equivalents, along with borrowings under our new $40 million credit facility, cash from operations and working capital management, the sale of non-core assets and proceeds from the issuance of common stock under our employee stock option and stock purchase programs, will be adequate to fund the OraTest® clinical study to its completion for submission to the FDA review process. There can be no assurances that these amounts will be adequate to support the future clinical study costs if the trial proceeds at a slower rate than expected, the costs increase beyond current estimates or we are unable to sustain our current level of cash flow from operations. Factors that affect the cost and timing of completion of the regulatory program include but are not limited to: (i) patient enrollment rates; (ii) lesion formation rate within the study population;

(iii) compliance with the study protocol and related monitoring; (iv) level of funding throughout the study; and (v) program modifications. No assurances can be made that the regulatory objectives will be achieved for OraTest®.
     At January 31, 2006, we had approximately $448,000 of OraTest® clinical rinse and swab inventory, ZTCtm drug substance, the active ingredient in the OraTest® product, and its related components. The drug substance currently has shelf lives with varying expiration dates. We intend to realize the value of this inventory and drug substance (i) through its consumption during the conduct of the clinical trials, process development, toxicology studies and validation testing of our manufacturing process. The drug substance currently has shelf lives with varying expiration dates. Our periodic testing has indicated that the drug substance is stable and we anticipate being able to extend the expiration dates of the entire drug substance beyond their current expiration dates if our plans are delayed. However, no assurance can be given in this regard.
We are dependent on a few key products and our growth is dependent on the development of new products.
     Nearly all of our revenues are derived from sales of Ester-C®, Peridex®, and ViziLite®. If any of these major products were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity affecting user confidence, or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. Additionally, we are reliant on third party manufacturers and single suppliers for nearly all of our Peridex® and ViziLite® products, as well as the raw materials for our Ester-C® and Ester-E® products, and any supply problems resulting from regulatory issues applicable to such parties or failures to comply with cGMP could have a material adverse impact on our financial condition.
     Our future growth is dependent on new product development. New product initiatives may not be successfully implemented because of many factors, including, but not limited to, difficulty in assimilation, development costs and diversion of management time. There can be no assurance that we will successfully develop and integrate new products into our business that will result in growth and a positive impact on our business, financial condition and results of operation.
     A number of factors could impact our plans to commercialize our new products, including, but not limited to, difficulties in the production process, controlling the costs to produce, market and distribute the product on a commercial scale and our ability to do so with favorable gross margins and otherwise on a profitable basis; the inherent difficulty of gaining market acceptance for a new product; competition from larger, more established companies with greater resources; changes in raw material supplies that could result in production delays and higher raw material costs; difficulties in promoting consumer awareness for the new product; adverse publicity regarding the industries in which we market our products; and the cost, timing and ultimate results of human efficacy studies that we undertake.
     We can offer no assurances regarding the strength of the patent portfolio underlying any new product and/or technology or whether patents will issue from any pending patent applications related to a new product and/or technology, or if the patents do issue, that any claims allowed will be sufficiently broad to cover the product, technology or production process to effectively limit competition against us is uncertain. Although we intend to defend our proprietary rights, policing unauthorized use of intellectual property is difficult and any patents that may be issued relating to new products and technology may be challenged, invalidated or circumvented.
We are dependent on a few key customers.
     In fiscal 2005, approximately 58% of our revenues were generated from three customers. Receivables due from these three customers at July 31, 2005, represent 49% of our accounts receivable. A loss of any of our key customers, a reduction in sales to such key customers for any reason, or a failure to fulfill their financial or other obligations due to us could have a material adverse affect on our business, financial condition and results of operation.

We are dependent on our senior management and other key personnel.
     Our ability to operate successfully depends in significant part upon the experience, efforts and abilities of our senior management and other key scientific, technical and managerial personnel. Competition for talented personnel is intense. The loss of services of one or more of our key executives could adversely impact our financial performance and our ability to execute our strategies. Additionally, if we are unable to attract, train, motivate and retain key personnel, our business could be harmed.
We and our products are subject to regulatory oversight that could substantially interfere with our ability to do business.
     We and our present and future products are subject to risks associated with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed and future regulatory requirements and dietary supplement and dietary supplement ingredient regulations imposed by the FDA. We are also subject to other governmental authorities such as the Department of Health and Human Services, the Consumer Products Safety Commission, the Department of Justice and the United States Federal Trade Commission with its regulatory authority over, among other items, product safety and efficacy claims made in product labeling and advertising. Individual states, acting through their attorneys general, have become active as well, seeking to regulate the marketing of prescription drugs under state consumer protection and false advertising laws. A regulatory determination or development that affects our ability to market or produce one or more of our products could have a material adverse impact on our business, results of operation and financial condition and may include product recalls, denial of approvals and other civil and criminal sanctions.
We are at risk with respect to product liability claims.
     We could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with whom we have entered into manufacturing agreements or by us. We maintain $6 million in product liability insurance coverage for claims arising from the use of our products and, in most instances, require our manufacturers to carry product liability insurance. While we believe our insurance coverage is adequate, we could be subject to product liability claims in excess of our insurance coverage. In addition, we may be unable to retain our existing coverage in the future. Any significant product liability claims not within the scope of our insurance coverage could have a material adverse effect on us.
We face significant competition that could adversely affect our results of operation and financial condition.
     The nutraceutical, pharmaceutical and biotechnology industries are highly competitive. A number of companies, many of which have financial resources, marketing capabilities, established relationships, superior experience and operating history and research and development capacities greater than ours, are actively engaged in the development of products similar to the products we produce and market. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those we market. It may be difficult for us to maintain or increase sales volume and market share due to such competition which would adversely affect our results of operations and financial condition. In particular, in the United States, competition with producers of generic products is a major challenge as is the case with Peridex®. The loss of any of our products’ patent protection could lead to a significant loss in sales of our products in the United States market.
If we fail to secure and then enforce patents and other intellectual property rights underlying our technologies, or if the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.
     Our current and future success depends and will depend on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect our proprietary rights. In addition, we must operate our business without infringing upon the patents and proprietary rights of others, and if needed, obtain appropriate licenses to patents or proprietary rights held by third parties with respect to their technology, both in the United States and in foreign countries. We own and have exclusive licenses to a number of

United States and foreign patents and patent applications, and intend to seek additional patent applications, as we deem necessary and appropriate to operate our business. Whether patents will issue from any of our pending applications or, if patents do issue, it is uncertain that any claims allowed will be sufficiently broad to cover our products or to effectively limit competition against us. Furthermore, any patents that may be issued to us may be challenged, invalidated or circumvented. Litigation may result from our use of registered trademarks or common law marks and, if litigation against us were successful, a resulting loss of the right to use a trademark could reduce sales of our products and could result in a significant damage award. Although we intend to defend the proprietary rights, policing unauthorized use of proprietary technology and products is difficult. International operations may be affected by changes in intellectual property legal protections and remedies in foreign countries in which we do business.
     Furthermore, if it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology. We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable. In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies. Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products. Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.
     Because of the large number of patent filings in our industry, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours. We cannot be certain that United States or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates.
We require certain raw materials for our manufacturing processes that may only be acquired through limited sources.
     Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of nutraceutical and pharmaceutical products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers. Ascorbic acid is the major raw material in our Ester-C® products and is subject to periodic price fluctuations. During 2003 and early 2004, ascorbic acid prices increased substantially. In fiscal 2004, we executed a strategy to lock in a stable ascorbic acid supply for a significant part of our anticipated needs by securing three-year supply contracts from two sources at prices below our historical average cost. If ascorbic acid prices decline sharply, we would be at risk of being committed to purchase ascorbic acid at higher than market prices. Additionally, if our sales were to significantly decline, we would be obligated to purchase ascorbic acid in excess of our needs.
If we are unable to obtain adequate funds on acceptable terms, we may not be able to develop and market our present and potential products.
     Our liquidity needs arise from working capital requirements, the funding of our OraTest® regulatory program and the launch of our new products, ViziLite® Plus and Ester-E®, and debt service. In the past we have met these cash requirements through our cash and cash equivalents, borrowings under our credit facility, cash from operations and working capital management, the sale of non-core assets and proceeds from the issuance of common stock under our employee stock option and stock purchase programs. In an effort to infuse additional liquidity into our company, we, certain of our domestic subsidiaries and Black Diamond Commercial Finance, L.L.C. as the initial lender and administrative agent, entered into a $40 million credit facility (the “Credit Facility”) which replaced our borrowing arrangement with Wells Fargo Bank. On March 24, 2006, we borrowed $20 million under the Credit Facility. However, the development of our products will require the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. In addition, in the near future, it is likely that we will need to raise additional funds for purposes that cannot be quantified and we may seek such additional funding through collaborative arrangements. If we are unable to obtain additional financing on acceptable terms, or at all, we may be required to (i) delay, scale back or eliminate some or all of our research and product development programs, (ii) to limit the marketing of our products or (iii) to license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves.
     Furthermore, if we incur additional operating losses beyond certain levels, reduce our cash balances below certain levels, or incur additional debt we may become out of compliance with certain covenants of the Credit Facility and thus have a reduced ability to borrow under the Credit Facility or be subject to the acceleration of payment of amounts previously borrowed.
Acquisitions and strategic alliances may harm our operating results or cause us to incur debt or assume contingent liabilities or dilute our stockholders.
     We may in the future execute acquisitions and/or form strategic alliances relating to other businesses, products and technologies. Successful acquisitions and alliances in our industry are difficult to accomplish because they require, among other things, efficient integration and aligning of product offerings and manufacturing operations and coordination of sales and marketing and research and development efforts. The difficulties of integration and alignment may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated and aligned and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration and alignment of operations following an acquisition or alliance requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. In addition, we may issue equity securities to pay for future acquisitions or alliances, which could be dilutive to existing stockholders. We may also incur debt or assume contingent liabilities in connection with acquisitions and alliances, which could harm our operating results.
We have, in the past, received minor deficiencies from regulatory agencies related to our manufacturing facilities.
     The FDA, OSHA and other regulatory agencies periodically inspect our manufacturing facilities and certain facilities of our suppliers. In the past, such inspections resulted in the identification of certain minor deficiencies in the standards we are required to maintain by such regulatory agencies. We developed and implemented action plans to remedy the deficiencies, however, there can be no assurance that such deficiencies will be remedied to the satisfaction of the applicable regulatory body. In the event that we are unable to remedy such deficiencies, our product supply could be affected as a result of plant shutdown, product recall or other similar regulatory actions, which would likely have an adverse affect on our business, financial condition and results of operation.
Trends, Risks and Uncertainties Related to Our Capital Stock
In the past, we have experienced volatility in the market price of our common stock and we may experience such volatility in the future.
     The market price of our common stock has fluctuated significantly in the past. We believe that announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions in general in the industries in which we operate, and developments in regulatory arenas may have caused such fluctuations. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities we issued and other pharmaceutical and health care companies, often for reasons unrelated to the operating performance of the specific companies. In the past, stockholders of other companies have initiated securities class action litigation against such companies following periods of volatility in the market price of the applicable common stock. We anticipate that the market price of our common stock may continue to be volatile. If the market price of our common stock continues to fluctuate and our stockholders initiate this type of litigation, we could incur substantial costs and expenses and such litigation which could divert our management’s attention and resources, regardless of the outcome, thereby adversely affecting our business, financial condition and results of operation.
Our Board of Directors may unilaterally issue Preferred Stock which could dilute our ownership and prevent or delay a change in our control.
     Our Board of Directors has the authority, without any further vote by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. On February 1, 2001, we issued 100,000 shares of our Series B Convertible Preferred Stock related to the IST acquisition. As of May 9, 2006, all of these shares remained outstanding.
Purchasers in this offering may experience dilution from financing arrangements or other corporate events.
     The selling stockholder received the shares of common stock offered in this prospectus pursuant to the Warrant it received in connection with entering into a credit facility with us. If we choose to raise additional funds through the issuance of equity securities, you may experience significant dilution of your ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In addition, prior investors have, from time to time, paid substantially less per share of our common stock than the price in this offering. Moreover, other corporate events such as the exercise of outstanding options would result in further dilution to purchasers in this offering.

USE OF PROCEEDS
          We are registering these shares pursuant to the registration rights granted to the selling stockholder. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholder. The selling stockholder, if it sells its shares, will receive all of the net proceeds from the sale of such shares. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
          We may receive proceeds from the issuance of shares of common stock upon exercise of the Warrant. In the event that the Warrant is exercised by the payment of cash by the selling stockholder, we estimate we may receive up to approximately $3.8 million based on the current exercise price of $3.14 per share. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of the Warrant to meet our working capital needs and for general corporate purposes.

SELLING STOCKHOLDER
     This prospectus relates to the possible resale by the selling stockholder, BDC, of shares of common stock that we may issue upon exercise of the Warrant. We issued the Warrant to an affiliate of the selling stockholder, Black Diamond Commercial Finance, L.L.C., in connection with entering into a $40 million credit facility on March 24, 2006. On the same day, we entered into a registration rights agreement which obligates us to register the shares underlying the Warrant. Subsequent to entering into the credit facility, Black Diamond Commercial Finance, L.L.C. transferred the Warrant and the accompanying registration rights to its affiliate, BDC.
     The following table presents information regarding BDC and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of June 2, 2006. As used in this prospectus, the term “selling stockholder” includes BDC and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

Shares of Common
	Shares of Common Stock			Stock Beneficially
	Beneficially Owned Prior			Owned After
	to Offering		Number of	Offering
Shares Being
Security Holders	Number(1)	Percent(2)	Offered	Number(3)	Percent(3)
BDC Finance, L.L.C.	1,200,000	2.54%	1,200,000	0	0%

(1)	Represents all of the shares registered pursuant to this prospectus and available under the Warrant. The number of shares beneficially owned by the selling stockholder may increase as a result of accrued dividends or anti-dilution adjustments.

(2)	The percentage of shares beneficially owned prior to the offering is based both on 45,965,002 shares of our common stock actually outstanding as of May 31, 2006 and on the assumption that all shares of common stock issuable upon exercise of the Warrant are outstanding as of that date.

(3)	The number of shares and percentage of ownership in these columns assumes that the selling stockholder will offer and sell all of the shares of common stock registered under this prospectus. The selling stockholder may elect to sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

PLAN OF DISTRIBUTION
     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account as allowed by this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions;

•	in options transactions;

•	short sales; and

•	a combination of any of the above methods of sale.
     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also:
•	sell the common stock short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares may be resold by the broker-dealer or other financial institution pursuant to this prospectus (as supplemented or amended to reflect that transaction); and

•	pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).
     In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.
     In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against certain liabilities, including certain liabilities under the Securities Act.
     Subject to certain limitations, we have agreed with the selling stockholder to use our reasonable best efforts to keep the registration statement, of which this prospectus constitutes a part, continuously effective until the earlier of such time as (i) such registered securities have been disposed of in accordance with the plan of distribution set forth in this registration statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Act (“Rule 144”) are met, (iii) such securities have been otherwise transferred and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) such time as, in the opinion of counsel to the Company, which counsel shall be reasonably acceptable to the selling stockholder, such securities may be sold without any time, volume or manner limitation pursuant to Rule 144(k) (or any similar provision then in effect) under the Act.
     Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
     The validity of the securities being offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., of Phoenix, Arizona.
EXPERTS
     The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2005, have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     On November 12, 2004, the Audit Committee of our Board of Directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm. Thereafter, on November 12, 2004, we retained the services of BDO Seidman, LLP as our new independent registered public accounting firm.
     The financial statements as of July 31, 2004 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the two years in the period ended July 31, 2004, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended July 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to the Company’s change in 2003 of its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and the Company’s sale on June 27, 2005 of substantially all of the assets of its Zilactin brand over-the-counter lip and oral care products and the presentation of Zilactin’s results of operations as discontinued operations, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution
     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$403
Legal Fees and Expenses	13,000
Accountants’ Fees and Expenses	50,000
Printing Expenses	5,000
Miscellaneous	5,000
Total	$73,403

Item 15.	Indemnification of Directors and Officers
     Under Section 145 of the Delaware General Corporation Law, we can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by us or on our behalf, by reason of the fact that such person is or was one of our officers or directors, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. Under Delaware law, we may also indemnify officers and directors in an action by us or on our behalf under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
     Our Certificate of Incorporation, as amended, provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16.	Exhibits and Financial Statement Schedules
     (a) The following exhibits are filed herewith or incorporated herein by reference:

Number	Note	Description
4.1	(1)	Certificate of Correction and Certificate of Incorporation.

4.2	(2)	Certificate of Amendment to Certificate of Incorporation.

4.3	(3)	Certificate of Designations, Preferences and Rights of Series B Convertible Stock

4.4	(4)	Amended and Restated Bylaws.

4.5	(5)	Warrant to Purchase Shares of Common Stock, dated March 24, 2006, issued to Black Diamond Commercial Finance, L.L.C. by Zila, Inc.

Number	Note	Description
4.6	(6)	Amended and Restated Warrant to Purchase Shares of Common Stock, dated June 6, 2006, issued to BDC Finance, L.L.C. by Zila, Inc.

5.1	(10)	Opinion of Snell & Wilmer L.L.P.

10.1	(7)	Credit Agreement dated March 24, 2006 by and among Zila, Inc., Zila Technical, Inc., Zila Biotechnology, Inc., Zila Nutraceuticals, Inc., Zila Pharmaceuticals, Inc., and Zila Swab Technologies, Inc. and Black Diamond Commercial Finance, L.L.C.

10.2	(8)	Registration Rights Agreement, dated as of March 24, 2006, by and between Black Diamond Commercial Finance, L.L.C. and Zila, Inc.

10.3	(9)	First Amendment to Credit Agreement dated June 5, 2006 by and among Zila, Inc., Zila Technical, Inc., Zila Biotechnology, Inc., Zila Nutraceuticals, Inc., Zila Pharmaceuticals, Inc., and Zila Swab Technologies, Inc. and Black Diamond Commercial Finance, L.L.C.

23.1	(10)	Consent of BDO Seidman, LLP

23.2	(10)	Consent of Snell & Wilmer L.L.P. (included with opinion filed as Exhibit 5.1).

23.3	(10)	Consent of Deloitte & Touche LLP

24.1		Power of Attorney (included on the signature page of this registration statement).

(1)	Incorporated by reference to Exhibit 3-A filed with the Company’s Form 10-K for the year ended July 31, 1999.

(2)	Incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2005.

(3)	Incorporated by reference to Exhibit 3-D filed with the Company’s Form 10-K for the year ended July 31, 2001.

(4)	Incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2002.

(5)	Incorporated by reference to Exhibit 4.1 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(6)	Incorporated by reference to Exhibit 4.2 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(7)	Incorporated by reference to Exhibit 10.1 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(8)	Incorporated by reference to Exhibit 10.2 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(9)	Incorporated by reference to Exhibit 10.3 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(10)	Filed herewith.

Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 8 day of June 2006.

ZILA, INC.

By:	/s/ Douglas D. Burkett, Ph.D.

Douglas D. Burkett, Ph.D.
Chairman of the Board, President and Chief Executive Officer
POWER OF ATTORNEY
     We, the undersigned officers and directors of Zila, Inc., and each of us, do hereby constitute and appoint Douglas D. Burkett, Ph.D., our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Douglas D. Burkett, Ph.D.	Chairman of the Board, President and	June 8, 2006
Douglas D. Burkett, Ph.D.	Chief Executive Officer (Principal Executive Officer)

/s/ Andrew A. Stevens	Vice President and	June 8, 2006
Andrew A. Stevens	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David R. Bethune	Director	June 8, 2006
David R. Bethune

/s/ Leslie H. Green	Director	June 8, 2006
Leslie H. Green

Signature	Title	Date

/s/ Christopher D. Johnson	Director	June 8, 2006
Christopher D. Johnson

/s/ Kurt R. Kruass	Director	June 8, 2006
Kurt R. Krauss

/s/ Michael S. Lesser	Director	June 8, 2006
Michael S. Lesser

/s/ Dr. S. Timothy Rose	Director	June 8, 2006
Dr. S. Timothy Rose

EXHIBIT INDEX

Number	Note	Description
4.1	(1)	Certificate of Correction and Certificate of Incorporation.

4.2	(2)	Certificate of Amendment to Certificate of Incorporation.

4.3	(3)	Certificate of Designations, Preferences and Rights of Series B Convertible Stock

4.4	(4)	Amended and Restated Bylaws.

4.5	(5)	Warrant to purchase of shares of common stock, dated March 24, 2006, issued to Black Diamond Commercial Finance, L.L.C. by Zila, Inc.

4.6	(6)	Amended and Restated Warrant to Purchase Shares of Common Stock, dated June 6, 2006, issued to BDC Finance, L.L.C. by Zila, Inc.

5.1	(10)	Opinion of Snell & Wilmer L.L.P.

10.1	(7)	Credit Agreement dated March 24, 2006 by and among Zila, Inc., Zila Technical, Inc., Zila Biotechnology, Inc., Zila Nutraceuticals, Inc., Zila Pharmaceuticals, Inc., and Zila Swab Technologies, Inc. and Black Diamond Commercial Finance, L.L.C.

10.2	(8)	Registration Rights Agreement, dated as of March 24, 2006, by and between Black Diamond Commercial Finance, L.L.C. and Zila, Inc.

10.3	(9)	First Amendment to Credit Agreement dated June 5, 2006 by and among Zila, Inc., Zila Technical, Inc., Zila Biotechnology, Inc., Zila Nutraceuticals, Inc., Zila Pharmaceuticals, Inc., and Zila Swab Technologies, Inc. and Black Diamond Commercial Finance, L.L.C.

23.1	(10)	Consent of BDO Seidman, LLP

23.2	(10)	Consent of Snell & Wilmer L.L.P. (included with opinion filed as Exhibit 5.1).

23.3	(10)	Consent of Deloitte & Touche LLP

24.1		Power of Attorney (included on the signature page of this registration statement).

(1)	Incorporated by reference to Exhibit 3-A filed with the Company’s Form 10-K for the year ended July 31, 1999.

(2)	Incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2005.

(3)	Incorporated by reference to Exhibit 3-D filed with the Company’s Form 10-K for the year ended July 31, 2001.

(4)	Incorporated by reference to Exhibit 3-B filed with the Company’s Form 10-K for the year ended July 31, 2002.

(5)	Incorporated by reference to Exhibit 4.1 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(6)	Incorporated by reference to Exhibit 4.2 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(7)	Incorporated by reference to Exhibit 10.1 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(8)	Incorporated by reference to Exhibit 10.2 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(9)	Incorporated by reference to Exhibit 10.3 filed with the Company’s 10-Q for the quarter ended April 30, 2006.

(10)	Filed herewith.